Exhibit 99.1
ERT Reports First Quarter 2010 Results
Conference Call to Discuss Acquisition and First Quarter Results of Operations to be held on
April 29, 2010 at 5:00 PM EDT
PHILADELPHIA, April 29, 2010/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News), a global provider of technology and services to the pharmaceutical, biotechnology, and medical device industries, announced today results for the first quarter ended March 31, 2010. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. A conference call to discuss these results will be held on April 29, 2010 at 5:00 PM EDT.
Financial highlights for the first quarter of 2010:
•	Net income was $1.8 million, or $0.04 per diluted share, in the first quarter of 2010 compared to $3.3 million, or $0.07 per diluted share, in the fourth quarter of 2009 and $2.1 million, or $0.04 per diluted share, a year ago. Net income in the first quarter of 2010 includes the negative impact of $0.7 million, or $0.01 per diluted share, of transaction expenses related to the recently announced acquisition of CareFusion’s clinical research services division (CRS).
•	Net revenues were $21.9 million for the first quarter of 2010 compared to $23.1 million for the fourth quarter of 2009 and $23.8 million a year ago (which included EDC revenue of $1.4 million; these operations were sold on June 23, 2009).
•	Gross margin percentage was 53.8% in the first quarter of 2010 compared to 56.9% for the fourth quarter of 2009 and 50.4% a year ago.
•	Operating income margin percentage was 12.6% in the first quarter of 2010 compared to 21.7% for the fourth quarter of 2009 and 14.0% a year ago.
•	Cash flow from operations was $5.3 million in the first quarter of 2010, compared to $9.2 million in the fourth quarter of 2009 and $9.1 million a year ago.
•	Cash and investments totaled $79.2 million at March 31, 2010 compared to $78.8 million on December 31, 2009.
•	New bookings were $43.3 million in the first quarter of 2010 compared to $44.0 million for the fourth quarter of 2009 and $29.7 million a year ago (excluding EDC bookings of $1.5 million).
•	The gross book-to-bill ratio was 2.0 in the first quarter of 2010, compared to 1.9 in the fourth quarter of 2009 and 1.3 a year ago.
•	Backlog was $182.7 million as of March 31, 2010 compared to $170.4 million as of December 31, 2009 and $150.8 million (excluding EDC) a year ago. The annualized cancellation rate was 21.3% in the first quarter of 2010 compared to 16.1% in the fourth quarter of 2009 and 22.4% a year ago.

“The first quarter saw an expected weakness in revenues resulting from the prior low levels of bookings from Thorough QT studies during the 2008-2009 recession,” commented Dr. Michael McKelvey, President and CEO of ERT. “Once again, the majority of the decline of revenues came in Thorough QT projects as previous backlog was completed. On the positive side, the quarter was our third consecutive quarter of strong bookings of over $40 million, which reaffirmed our belief that clients are increasing their spending on cardiac safety. This increase in spending is centered on the Phase II and Phase III trials, which take some time to turn into revenue. We did see our second consecutive quarter of increased Thorough QT bookings, which serves as an indication of renewed activity in this part of the market. As a result of strong bookings in the last three quarters, a revived interest in Thorough QT trials and our record level of backlog, we are cautiously optimistic that quarterly revenues will improve over the course of 2010. As our backlog converts into revenue, we anticipate that our margins will increase during the remainder of the year as well. One main reason for the increase in bookings was clients’ embracing our centralization message, which emphasizes how centralization of cardiac safety can result in better science for lower costs. We saw continued interest in our new ePRO offerings, especially in the area of suicidality monitoring. Our success in winning a large number of strategic outsourcing relationships with clients continues to play an important role in the continued strong bookings.”
2010 Guidance
The Company reaffirmed its previously-issued guidance for the full year of 2010 of net revenues of between $98 million and $105 million. The Company has revised the diluted net income per share from $0.28 to $0.34 per share to between $0.20 and $0.26 per share to reflect the effect of $4 million of expected transaction expenses related to the recently announced pending acquisition of CareFusion’s clinical research services division. Except for those transaction expenses, this guidance does not include the financial impact of the acquisition.
ERT anticipates net revenues in the second quarter of 2010 of between $23 million and $25 million. Due to acquisition related expenses expected in the second quarter of approximately $3.3 million, or $0.07 per diluted share, ERT anticipates diluted net loss per share of between ($0.02) and $0.00 in the second quarter.
Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on April 29, 2010. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 439454.
This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=67746. The webcast can be accessed for up to one year on either site.

About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology and medical device industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company also provides technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of ePRO clinical data in all phases of clinical development.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate acquisitions; competitive factors in the market for centralized Cardiac Safety services; changes in the pharmaceutical, biotechnology and medical device industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the current economic conditions continue or deteriorate further, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in the company not achieving the revenue and earnings per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2009	2010

Net revenues:
Services	$16,108	$14,835
Site support	6,260	7,033
EDC licenses and services	1,418	—

Total net revenues	23,786	21,868

Costs of revenues:
Cost of services	7,693	7,311
Cost of site support	3,635	2,799
Cost of EDC licenses and services	466	—

Total costs of revenues	11,794	10,110

Gross margin	11,992	11,758

Operating expenses:
Selling and marketing	3,426	3,408
General and administrative	4,077	4,745
Research and development	1,149	858

Total operating expenses	8,652	9,011

Operating income	3,340	2,747
Other income, net	116	100

Income before income taxes	3,456	2,847
Income tax provision	1,386	1,095

Net income	$2,070	$1,752

Net income per share:
Basic	$0.04	$0.04
Diluted	$0.04	$0.04

Shares used in computing net income per share:
Basic	50,879	48,675
Diluted	51,164	48,845
Certain prior period amounts have been reclassified to conform to current reporting format

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2009	March 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$68,979	$72,175
Short-term investments	9,782	7,065
Investment in marketable securities	1,026	1,317
Accounts receivable less allowance for doubtful accounts of $548 and $510, respectively	16,579	15,309
Prepaid income taxes	2,698	2,563
Prepaid expenses and other	3,308	4,569
Deferred income taxes	1,649	1,547

Total current assets	104,021	104,545

Property and equipment, net	24,205	25,096
Goodwill	34,676	34,711
Intangible assets	1,607	1,493
Other assets	352	353

Total assets	$164,861	$166,198

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,007	$3,085
Accrued expenses	5,990	6,803
Income taxes payable	346	—
Deferred revenues	11,728	11,167

Total current liabilities	21,071	21,055

Deferred rent	2,357	2,299
Deferred income taxes	2,502	2,387
Other liabilities	1,259	1,138

Total liabilities	27,189	26,879

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,189,235 and 60,380,142 shares issued, respectively	602	604
Additional paid-in capital	97,367	98,048
Accumulated other comprehensive loss	(1,580)	(2,368)
Retained earnings	121,166	122,918
Treasury stock, 11,589,603 shares at cost	(79,883)	(79,883)

Total stockholders’ equity	137,672	139,319

Total liabilities and stockholders’ equity	$164,861	$166,198

Certain prior period amounts have been reclassified to conform to current reporting format

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2009	2010

Operating activities:
Net income	$2,070	$1,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,404	2,624
Cost of sales of equipment	7	1
Provision for uncollectible accounts	105	—
Share-based compensation	901	605
Deferred income taxes	111	(160)
Changes in operating assets and liabilities:
Accounts receivable	7,331	1,033
Prepaid expenses and other	(459)	(1,341)
Accounts payable	143	539
Accrued expenses	(2,194)	920
Income taxes	(1,601)	(193)
Deferred revenues	(858)	(368)
Deferred rent	107	(145)

Net cash provided by operating activities	9,067	5,267

Investing activities:
Purchases of property and equipment	(1,613)	(3,852)
Purchases of investments	—	(999)
Proceeds from sales of investments	—	3,716
Payments for acquisition	—	(203)

Net cash used in investing activities	(1,613)	(1,338)

Financing activities:
Repayment of capital lease obligations	(43)	—
Proceeds from exercise of stock options	59	51
Stock option income tax benefit	38	6
Repurchase of common stock for treasury	(8,190)	—

Net cash (used in) provided by financing activities	(8,136)	57

Effect of exchange rate changes on cash	(176)	(790)

Net (decrease) increase in cash and cash equivalents	(858)	3,196
Cash and cash equivalents, beginning of period	66,376	68,979

Cash and cash equivalents, end of period	$65,518	$72,175

Certain prior period amounts have been reclassified to conform to current reporting format